Exhibit No. 99.1
[LOGO]
COMMUNITY BANK SYSTEM, INC.                     For further information contact:
5790 Widewaters Parkway                                        Scott A. Kingsley
DeWitt, N.Y. 13214                            E.V.P. and Chief Financial Officer
                                                                  (315) 445-3121

                         Community Bank System Completes
                      Tupper Lake National Bank Acquisition

      Syracuse, N.Y. - June 4, 2007 - Community Bank System, Inc. (NYSE: CBU) has completed its acquisition of TLNB Financial Corporation, as previously announced in January.

      Based in Tupper Lake, N.Y., TLNB Financial Corporation is the parent of Tupper Lake National Bank, which operates five branches, including two in the Clinton County city of Plattsburgh, one in the Essex County village of Saranac Lake, and two in its Franklin County base of Tupper Lake. All branches have been re-branded as "Community Bank, N.A." facilities, and have begun operating as such beginning today. It also operates an insurance agency subsidiary, TLNB Insurance Agency, Inc., with offices in Tupper Lake and Plattsburgh, which has also been renamed as "CBNA Insurance Agency, Inc."

      An all-cash transaction valued at approximately $17.6 million, this acquisition is expected to have an accretive impact on earnings in 2008. As of March 31, 2007, Tupper Lake National Bank held approximately $100 million in assets, including $56 million of loans, and $87 million in customer deposits.

      "We enthusiastically welcome Tupper Lake National's customers and employees into the Community Bank, N.A. family," said Mark E. Tryniski, President and Chief Executive Officer of Community Bank System. "This transaction represents a very attractive expansion opportunity for us. Its Plattsburgh and Saranac Lake locations will mark our first entry into the counties of Clinton and Essex, respectively. It is a very logical extension of our northern New York footprint into markets that we've been looking to expand into for some time. In addition, it's an opportunity to strengthen our presence in Franklin County to a `number-one' market share position. We're confident that the greater breadth of banking and financial services products which we offer will be well received by consumers within these markets. "

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y., with approximately $4.5 billion in assets and more than 130 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania. Its other subsidiaries include:
BPA-Harbridge, which provides actuarial, administration, consulting and daily valuation recordkeeping services for benefit plans from offices in Upstate New York, Pittsburgh, PA, and Houston, TX; Community Investment Services, Inc., a broker-dealer delivering financial products throughout the company's


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branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For more information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

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